UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 on
                                    FORM 15/A

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 001-09623

                                IVAX Corporation
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             (Exact name of registrant as specified in its charter)

            4400 Biscayne Boulevard, Miami, FL 33137, (305) 575-6000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   All securities listed on Exhibit A hereto.
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       |_|           Rule 12h-3(b)(1)(i)        |_|
     Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)       |_|
     Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)        |_|
     Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(ii)       |_|
                                             Rule 15d-6                 |_|


Approximate number of holders of record as of the certification or notice date:
One

Explanatory Note: The purpose of this Amendment No. 1 on Form 15/A is to withdraw the previous filing of this Form 15 with respect to the securities listed on Exhibit A hereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, IVAX Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  March 3, 2006                         IVAX CORPORATION
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                                             By:  /s/ Steven D. Rubin
                                                  -----------------------------
                                                  Name:   Steven D. Rubin
                                                  Title:  Senior Vice President